Exhibit 99.1

Employers Holdings Announces Management Change

Reno, Nev. – January 19, 2011 – Employers Holdings, Inc. (NYSE: EIG) announced today that the Company and Martin J. Welch have mutually agreed to the separation of his employment as the Chief Operating Officer and President of Employers Insurance Company of Nevada and the Company’s other subsidiaries, effective February 1, 2011.  At the present time, there are no plans to fill Mr. Welch’s position upon his departure.  The business operations reporting to Mr. Welch will report to Douglas D. Dirks, President and Chief Executive Officer.

Additionally, Mr. Welch has resigned as a member of the Company’s Board of Directors and the Boards of Directors of all subsidiaries of the Company on which he serves, in each case effective February 1, 2011.  Mr. Welch’s resignations are in no way the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

“Marty has had a great impact across the organization over the past six years, first as Chief Underwriting Officer and most recently as Chief Operating Officer,” said Dirks.  “Among his many accomplishments, Marty successfully led the integration of Employers and AmComp, Inc. as well as the implementation of the new underwriting system currently used by our insurance subsidiaries.”

Welch said, “I am grateful for the opportunity to have worked with Doug and his team and to have been a part of all that we have accomplished together over the past six years.”

About Employers Holdings, Inc.

Employers Holdings, Inc. (NYSE: EIG) is a holding company with subsidiaries that are specialty providers of workers' compensation insurance and services focused on select small businesses engaged in low-to-medium hazard industries. The company, through its subsidiaries, operates coast to coast. Insurance is offered by Employers Insurance Company of Nevada, Employers Compensation Insurance Company, Employers Preferred Insurance Company, and Employers Assurance Company, all rated A- (Excellent) by A.M. Best Company. Additional information can be found at: http://www.employers.com.

Copyright© 2011 EMPLOYERS. All rights reserved. EMPLOYERS(R) and America's small business insurance specialist(R) are registered trademarks of Employers Insurance Company of Nevada.

SOURCE Employers Holdings, Inc.

Copyright© 2010 EMPLOYERS. All rights reserved. EMPLOYERS® and America's small business insurance specialist® are registered trademarks of Employers Insurance Company of Nevada.

CONTACT:

Media – Ty Vukelich, Vice President, Corporate Marketing, tvukelich@employers.com, (775) 327-2677
Analysts – Vicki Erickson, Vice President, Investor Relations, verickson@employers.com, (775) 327-2794